Exhibit 3.4

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Shearson American REIT, Inc.

2. Description of the original document for which correction is being made:

Amended and Restated Articles

3. Filing date of the original document for which correction is being made: 11/3/2010

4. Description of the inaccuracy or defect:

The Amended and Restated Articles were inadvertently filed prior to obtaining shareholder approval of the amendment.

5. Correction of the inaccuracy or defect:

The Amended and Restated Articles should cancelled in their entirety, and the Corporation will continue to operate under its Articles of Incorporation, as amended through November 2, 2010.

6. Signature:

/s/ John Glassgow	Secretary	11/8/10
Authorized Signature	Title *	Date